Exhibit 99.1

Myrexis, Inc.	The Ruth Group
Robert Lollini Chief Executive Officer 801-214-7815 investor.relations@myrexis.com	Stephanie Carrington / Joshua Drumm, PhD (investors) (646) 536-7017 / (646) 536-7006 scarrington@theruthgroup.com/jdrumm@theruthgroup.com
Victoria Aguiar (media) (646) 536-7013 vaguiar@theruthgroup.com

MYREXIS ADOPTS TAX BENEFITS PRESERVATION RIGHTS PLAN

TO PROTECT USE OF NET OPERATING LOSSES

REPLACING EXISTING SHAREHOLDER RIGHTS PLAN

SALT LAKE CITY, March 30, 2012 – Myrexis, Inc. (Nasdaq: MYRX) announced today that its Board of Directors has adopted a Tax Benefits Preservation Rights Plan in the form of a Rights Agreement designed to help protect and preserve its substantial tax attributes primarily associated with net operating loss carryforwards (NOLs) and research tax credits, under Sections 382 and 383 of the Internal Revenue Code. The Tax Benefits Preservation Rights Plan is similar to plans adopted by numerous other public companies with significant NOLs. The Tax Benefits Preservation Rights Plan replaces the Shareholder Rights Plan that Myrexis adopted in 2009, which the Myrexis Board of Directors terminated immediately prior to the adoption of the plan announced today.

As of December 31, 2011, Myrexis had tax attributes, including net operating losses and research tax credits, of approximately $107,000,000 that could be used in certain circumstances to offset Myrexis’ future taxable income and reduce its federal and state income tax liability. Myrexis’ ability to generate a tax benefit through the use of its tax attributes would be substantially limited in the event of an “ownership change” under Sections 382 and 383 of the Internal Revenue Code, including if shareholders who own (or are deemed to own) 5% or more of Myrexis’ stock increase their collective ownership in Myrexis by more than 50 percentage points over a rolling three-year period. The Tax Benefits Preservation Rights Plan is intended to reduce the likelihood of an unintended 50% “ownership change” occurring through the buying and selling of Myrexis common stock. The Board of Directors believes that the plan serves the interests of all stockholders as it is designed to protect the use of its tax attributes.

As part of the plan, on March 29, 2012, Myrexis’ Board of Directors declared a dividend of one preferred share purchase right for each share of Myrexis common stock outstanding as of April 9, 2012. Any shares of Myrexis common stock issued after the record date will be issued together with the rights. The rights are not currently exercisable and initially will trade only with shares of Myrexis common stock. However, effective today, if any person or group acquires 4.99% or more of the outstanding shares of Myrexis common stock, or if a person or group that already owns 4.99% or more of Myrexis common stock acquires additional shares representing 0.1% or more of the outstanding shares of Myrexis common stock, then, subject to certain exceptions, there would be a triggering event under the plan and the rights would separate from the common stock and become exercisable for shares of Myrexis common stock having a market value equal to twice the exercise price, resulting in significant dilution in the ownership interest of the acquiring person or group. Myrexis’ Board of Directors has the discretion to exempt in advance any acquisition of common stock from the provisions of the plan if it determines that doing so would not limit or impair the availability of the NOLs. Myrexis’ Board of Directors also has the ability to terminate the plan at any time, including but not limited to in connection with a transaction, if it determines that doing so would be in the best interests of the shareholders.

The rights issued under the plan will expire on March 29, 2015. The rights may also expire on an earlier date upon the occurrence of certain events, including a determination by Myrexis’ Board that the Tax Benefits Preservation Rights Plan is no longer necessary for the preservation of tax attributes, or the beginning of a taxable year of Myrexis to which the Board determines that no tax attributes may be carried forward. The rights may also be redeemed, exchanged or terminated prior to their expiration.

The issuance of the rights does not in any way affect the finances of Myrexis, its reported earnings or loss per share, or its operations. The rights do not change the manner in which shares of Myrexis common stock may be traded. The issuance of the rights is not taxable to Myrexis or its stockholders.

Additional information regarding the Tax Benefits Preservation Rights Plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that Myrexis is filing with the Securities and Exchange Commission. In addition, Myrexis shareholders of record as of April 9, 2012 will be sent a summary of the plan.

Stifel Nicolaus Weisel is acting as financial advisor to Myrexis.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, the difficulty of determining all of the facts relative to Section 382, unreported buying and selling activity by shareholders and unanticipated interpretations of the Internal Revenue Code and regulations, as well as those risk factors discussed under the heading “Risk Factors” contained in Myrexis’ Form 10-K, for the year ended June 30, 2011, which was filed with the Securities and Exchange Commission on September 13, 2011, as well as any updates to those risk factors filed from time to time in Myrexis’ Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myrexis undertakes no duty to update this information unless required by law.

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